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                                                                     EXHIBIT 12

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

                SECURED SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$10,000,000                                        1:00 a.m. PDT, July 28, 1998
                                                       Santa Monica, California

         For value received CYBERMEDIA, INC., a Delaware corporation ("Borrower"), promises to pay to NETWORKS ASSOCIATES, INC., a Delaware corporation ("Holder"), or order, the principal sum of Ten Million Dollars ($10,000,000) together with accrued interest on the outstanding principal amount at the applicable rate as follows. The balance of the unpaid principal and all accrued interest thereon from time to time is the "Loan Amount."

         1. SECURED NOTE. The repayment of this note (the "Note") is evidenced and secured by that certain Note Purchase and Security Agreement of even date herewith, executed by Borrower in favor of Holder (as the same may from time to time be amended, modified or supplemented or restated, the "Security Agreement"). Additional rights and remedies of Holder are set forth in the Security Agreement. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Security Agreement.

         2. PAYMENT. All payments shall be applied first to accrued interest, and thereafter to principal.

            (i) SCHEDULED PAYMENT. The principal indebtedness shall be payable in full on the second anniversary of the date hereof. Interest shall be due and payable in arrears on the first day of each calendar quarter and upon maturity or prepayment of any principal amount, commencing on October 1, 1998.

            (ii) ACQUISITION. The principal outstanding hereunder and the interest accrued and unpaid shall be due and payable, without payment of any premium or penalty, upon (i) the closing of the sale or transfer of all or substantially all of Borrower's assets; or (ii) the closing of a merger or consolidation of Borrower or other transaction or series of related transactions in which Borrower's shareholders immediately prior to such transaction or transactions do not own a majority of the voting securities of Borrower or the surviving corporation, as applicable.

            (iii) PREPAYMENT. Borrower may not prepay any part of the Loan Amount without the prior written consent of Holder, unless and until that certain Agreement and Plan of Merger by and among Holder and Borrower of even date herewith (the "Merger Agreement") shall have been terminated in accordance with its terms: Thereafter, Borrower shall have the right at any



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time and from time to time, upon ten (10) business days' prior written notice to
Holder (during which notice period Holder will remain entitled to elect to convert all or part of the Loan Amount in accordance with Section 4), to prepay, in whole or in part, the principal of this Note, without payment of any premium or penalty. Any principal prepayment shall be accompanied by a payment of all interest accrued on the amount prepaid through the date of such prepayment.

            (iv) FORM OF PAYMENT. Principal and interest and all other amounts due hereunder are to be paid in lawful money of the United States of America in federal or other immediately available funds.

         3. INTEREST. Interest shall accrue with respect to the principal sum hereunder at the per annum rate equal to LIBOR (3-month) as in effect on the first day of each calendar quarter, plus two percent (2%). However, if an Event of Default, as defined herein, occurs, then interest shall accrue at the rate per annum equal to two percent (2%) plus the rate that would otherwise be in effect (the "Default Rate"). Interest payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year for actual days elapsed.

         4. CONVERSION RIGHT.

            (i) CONVERSION RIGHT. Holder shall have the right (the "Conversion Right"), in its sole discretion, at any time and from time to time to elect to convert all or any part of the Loan Amount into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the total amount of the Loan Amount being converted by the Conversion Price. The Conversion Price is Six Dollars and Sixty-Six Cents ($6.66) per share, subject to adjustment as provided in below.

            (ii) EXERCISE OF CONVERSION RIGHT. To convert any of the Loan Amount into shares of Common Stock, Holder shall deliver to Borrower a written notice of election to exercise the Conversion Right (the "Conversion Notice"). Borrower shall, as soon as practicable thereafter, issue and deliver to Holder a certificate or certificates, registered in Holder's name, for the number of shares of Common Stock to which Holder shall be entitled by virtue of such exercise (such shares the "Conversion Shares"). The conversion of the Loan Amount shall be deemed to have been made on the date that Borrower receives the Conversion Notice (the "Conversion Date") and Holder shall be treated for all purposes as the record holder of the Conversion Shares as of such date.

            (iii) FRACTIONAL SHARES. Borrower shall not issue fractional shares of Common Stock or scrip representing fractional shares of Common Stock upon exercise of the Conversion Right. As to any fractional share of Common Stock which Holder would otherwise be entitled to purchase from Borrower upon such exercise, Borrower shall purchase from Holder such fractional share at a price equal to an amount calculated by multiplying such fractional share (calculated to the nearest 1/100th of a share) by the fair market value of a share of Common Stock on the Conversion Date. Payment of such amount shall be made in cash or by check payable to the order of Holder at the time of delivery of any certificate or certificates arising upon such exercise.






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            (iv) CONVERSION PRICE ADJUSTMENTS

                 (a) Adjustments for Stock Splits and Subdivisions. If Borrower at any time or from time to time after the date hereof fixes a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares.

                 (b) ADJUSTMENTS FOR REVERSE STOCK SPLITS. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

         5. INSPECTION RIGHTS; CONFIDENTIALITY.

            (i) INSPECTION RIGHTS. Until the Loan Amount is repaid in full, in cash, or the Conversion Right is fully exercised, Holder shall be entitled to visit and inspect Borrower's properties, to examine its books of account and financial records and to discuss Borrower's financial affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Holder; provided, however, that, unless an Event of Default has occurred and is continuing, such visitation and inspection shall be limited to once per fiscal quarter within two weeks of the Borrower's public announcement of its earnings for such quarter.

            (ii) CONFIDENTIALITY. Holder shall not disclose to any third party any Confidential Information disclosed to Holder pursuant to this Section 5, or use such Confidential Information other than for purposes of this Agreement, except that (i) Holder may disclose Confidential Information to a third party to the extent compelled by law, subpoena, civil investigative demand, interrogatories or similar legal process, (ii) Holder may disclose Confidential Information if such disclosure is required by Holder's reporting obligations under federal securities laws, rules and regulations, and (iii) Holder may disclose Confidential Information to a potential transferee of this Note, provided that the potential transferee is not a competitor of Borrower and that the potential transferee agrees to be bound by the same confidentiality obligations as Holder under this Section 5. For purposes of this Note, "Confidential Information" is information disclosed by Borrower to Holder pursuant hereto that is not information which (i) becomes generally available to the public, other than as a result of


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disclosure by Holder, (ii) was available on a non-confidential basis prior to its disclosure to Holder by Borrower, or (iii) becomes available to Holder on a non-confidential basis from a source other than Borrower.

         6. REGISTRATION RIGHTS. The Conversion Shares shall be subject to the Registration Rights provided in the Security Agreement.

         7. COLLATERAL. The full amount of this Note is secured by the Collateral identified and described as security therefor in the Security Agreement. Borrower shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any lien or encumbrance on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement.

         8. EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an "Event of Default" hereunder:

            (i) Borrower's breach of the obligation to pay any amount payable hereunder within ten (10) days of the date of written notice from Holder to Borrower of such breach;

            (ii) Borrower's failure to perform, keep or observe any of its covenants, conditions, promises, agreements or obligations under any agreement with any third person or entity, after the expiration of any applicable grace period under such agreement, or after any period of forbearance acknowledged in writing by the other party to such agreement, if such failure has a material adverse effect on Borrower's assets, operations or financial condition;

            (iii) Borrower's institution of proceedings against itself, or Borrower's filing of a petition or answer or consent seeking reorganization or release, under the federal Bankruptcy Code, or any other applicable federal or state law relating to creditor rights and remedies, or Borrower's consent to the filing of any such petition or the appointment of a receiver, liquidation, assignee, trustee or other similar official of Borrower or of any substantial part of its property, or Borrower's making of an assignment for the benefit of creditors, or the taking of corporate action in furtherance of such action;

            (iv) the creation (whether voluntary or involuntary) of, or any attempt to create, any lien or encumbrance upon any of the Collateral, other than Permitted Liens and Liens in favor of Senior Debt, or the making or any attempt to make any levy, seizure or attachment thereof and such lien, encumbrance, levy, seizure or attachment has not been removed, discharged or rescinded within ten (10) days after Borrower is notified of or learns of such lien, encumbrance, levy, seizure or attachment;

            (v) the occurrence and continuance of any default under any lease or agreement for borrowed money that gives the lessor or the creditor of such indebtedness, as applicable, the right to accelerate the lease payments or the indebtedness, as applicable, in an amount in excess of $1,000,000 or the right to exercise any rights or remedies with respect to any of the Collateral;

            (vi) the entry of any judgment or order against Borrower in an amount in excess of



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$1,000,000 which remains unsatisfied or undischarged and in effect for thirty
(30) days without a stay of enforcement or execution; or

            (vii) the Borrower breaches any warranty or agreement made by the Borrower in the Security Agreement and, as to any breach that is capable of cure, the Borrower fails to cure such breach within twenty (20) days of notice from Holder of the occurrence of such breach.

         9. RIGHTS AND REMEDIES ON EVENT OF DEFAULT.

            (i) During the continuance of an Event of Default, Holder shall have the right, itself or through any of its agents, with or without notice to Borrower (as provided below), as to any or all of the Collateral, by any available judicial procedure, or without judicial process (provided, however, that it is in compliance with the California Uniform Commercial Code), to exercise any and all rights afforded to a secured party under the California Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, Holder shall have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as Holder, in its sole discretion, may deem advisable, and it shall have the right to purchase at any such sale. Borrower agrees that a notice sent at least fifteen (15) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made shall be reasonable notice of such sale or other disposition. The proceeds of any such sale, or other Collateral disposition shall be applied, first to the reasonable expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to Holder's reasonable attorneys' fees and legal expenses, and then to the repayment hereof and to the payment of any other amounts required by applicable law, after which Holder shall account to Borrower for any surplus proceeds. If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which Holder is legally entitled, Borrower shall be liable for the deficiency, together with interest thereon at the Default Rate, and the reasonable fees of any attorneys Holder's employs to collect such deficiency; provided, however, that the foregoing shall not be deemed to require Holder to resort to or initiate proceedings against the Collateral prior to the collection of any such deficiency from Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands against Holder arising out of the retention or sale or lease of the Collateral or other exercise of Holder's rights and remedies with respect thereto.

            (ii) To the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take or insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisal of the Collateral or any part thereof, prior to any sale or sales thereof to be made pursuant to any provision herein contained, or the decree, judgment or order of any court of competent jurisdiction; or, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, hereby expressly waives all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law



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or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Holder, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted.


            (iii) Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all Borrower's right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the Collateral sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against all persons and entities claiming the Collateral sold or any part thereof under, by or through Borrower, its successors or assigns.

            (iv) Borrower appoints Holder, and any officer, employee or agent of Holder, with full power of substitution, as Borrower's true and lawful attorney-in-fact, effective as of the date hereof, with power, in its own name or in the name of Borrower, during the continuance of an Event of Default, to endorse any notes, checks, drafts, money orders, or other instruments of payment in respect of the Collateral that may come into Holder's possession, to sign and endorse any drafts against debtors, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; to pay or discharge taxes or Liens at any time levied or placed on or threatened against the Collateral; to demand, collect, issue receipt for, compromise, settle and sue for monies due in respect of the Collateral; to notify persons and entities obligated with respect to the Collateral to make payments directly to Holder; and, generally, to do, at Holder's option and at Borrower's expense, at any time, or from time to time, all acts and things which Holder deems necessary to protect, preserve and realize upon the Collateral and Holder's security interest therein to effect the intent of this Note, all as fully and effectually as Borrower might or could do; and Borrower hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney shall be irrevocable as long as any of the Loan Amount is outstanding.

            (v) All of Holder's rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

         10. SUBORDINATION.

             (i) SUBORDINATION TO SENIOR DEBT.

                 (a) PAYMENT LIMITATIONS. Holder, by accepting this Note, agrees for itself and its successors and assigns that payment of principal, interest and other amounts due to Holder under this Note is subordinated in right of payment to the prior payment in full in cash (or cash equivalents) of the Senior Debt on the terms set forth herein.

                 (b) LIEN SUBORDINATION. Any Lien of Holder on any assets or property of Borrower or any proceeds or revenues therefrom which Holder may have at any time as security for any amounts due and obligations under this Note shall be subordinate to all Liens now or hereafter granted to a holder of Senior Debt by Borrower or by law, notwithstanding the date or order of attachment or perfection of any such Lien or the provisions of any applicable law. Until




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payment in full in cash of all of Senior Debt, Holder agrees that a holder of
Senior Debt may dispose of any or all of the collateral for the Senior Debt held by such holder free and clear of any and all Liens in favor of Holder in accordance with applicable law including taking title to such collateral after notice to Holder. Holder agrees that any such sale or other disposition by a holder of Senior Debt as is necessary to satisfy in full, all of the principal of, interest on and reasonable costs of collection of the Senior Debt shall be made free and clear of any Lien granted to Holder, provided that the entire proceeds (after deducting reasonable expenses of sale) are applied to reduce the Senior Debt. Upon the request of a holder of Senior Debt, Holder shall execute and deliver or cause to be executed and delivered any releases or other documents and agreements that a holder of Senior Debt may reasonably request to dispose of the collateral for the Senior Debt free of any Lien of Holder in such collateral.

             (ii) PERMITTED PAYMENTS. Notwithstanding the subordination of the Note to the Senior Debt hereunder, (i) principal of the Note may be paid to Holder as it becomes due and payable, without acceleration, in accordance with the terms hereof, as amended from time to time in accordance with the terms hereof, (ii) accrued interest with respect to the Note may be paid to Holder as such interest becomes due and payable in accordance with the terms hereof, as amended from time to time in accordance with the terms hereof, and (iii) other fees, expenses or other amounts payable under or with respect to the Note may be paid to Holder as such fees, expenses and amounts become due and payable, without acceleration, in accordance with the terms hereof, as amended from time to time in accordance with the terms hereof, provided that, in the case of each such Note payment, on the date of payment such payments are not prohibited pursuant to Section 10(iii), Section 10(iv), Section 10(v), or Section 10(vii).

             (iii) SUBORDINATION ON DISSOLUTION, LIQUIDATION OR REORGANIZATION OF BORROWER.

                   (a) PRIORITY OF PAYMENT UPON DISTRIBUTION OF ASSETS. Upon any Distribution of Assets in the event of any dissolution or winding up or total or partial liquidation or reorganization, whether voluntary or involuntary, or adjustment or protection or relief or composition of Borrower or Borrower's debts, or in any bankruptcy, insolvency, receivership, arrangement, reorganization, relief or other proceeding of Borrower or upon an arrangement for the benefit of creditors of Borrower or any other marshaling of the assets and liabilities of Borrower:

                       A. all amounts payable under or on account of the Senior Debt shall first be paid in full, in cash or cash equivalents, before Holder shall be entitled to receive any Distribution of Assets with respect to the Note; and

                       B. before any payment may be made on account of the Note, any such Distribution of Assets to which Holder would be entitled, except for the provisions of this Section 10(iii)(a), shall be made directly to Senior Debtholders to the extent necessary to pay all Senior Debt in full, in cash or cash equivalents, after giving effect to any concurrent payment or distribution to Senior Debtholders.

                   (b) NOTICE OF DISTRIBUTION OF ASSETS. Borrower shall give prompt written notice to Senior Debtholders and Holder of any Distribution of Assets of the nature described in





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this Section 10(iii).

                   (d) HOLDER RELIANCE. Upon any Distribution of Assets, Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation, bankruptcy or reorganization proceeding is pending, or a certificate of the liquidating trustee or the Senior Debtholders or other Person making such distribution to Holder, for the purpose of ascertaining the Persons entitled to participate in such Distribution of Assets, the Senior Debtholders, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto and this Section 10(iii).

             (iv) SUBORDINATION ON SENIOR PAYMENT DEFAULT. If there has occurred and is continuing a Senior Payment Default, the obligation of Borrower to make payment under or on account of the Note, directly or indirectly, in cash or other property or by set-off or in any other manner, shall be suspended for the period commencing upon the date Senior Debtholder notifies Holder of the commencement of such period, which notice shall either be: (1) in writing, including telex, telegram, telecopy or other form of electronic transmission; or
(2) telephonic, in which case a written confirmation thereof complying with clause (1) above must be delivered to Holder on or prior to the date upon which the payment would otherwise be due and payable in order for such telephonic notice to be sufficient and within five (5) Business Days after such telephonic notice is given. Such payment suspension period shall continue until (1) the Senior Payment Default is cured or waived by Senior Debtholder or (2) Senior Debtholder waives the benefit of this subsection (ii), unless Senior Debtholder accelerates payment of the Senior Debt, in which case the obligation of Borrower to make payment under or on account of the Note shall continue to be suspended under this Section 10(iv) until such acceleration is rescinded by Senior Debtholder.

             (v) SUBORDINATION ON NONPAYMENT DEFAULT. If there has occurred and is continuing a Senior Default which is not a Senior Payment Default, the obligation of Borrower to make payment under or on account of the Note, directly or indirectly, in cash or other property or by set-off or in any other manner, may be suspended by Senior Debtholder for the period and in the manner specified below (the "Standstill Period"). The Standstill Period shall commence upon the date Senior Debtholder notifies Holder of the commencement of such period (a "Standstill Notice"), which notice shall either be: (1) in writing, including telex, telegram, telecopy or other form of electronic transmission; or (2) telephonic, in which case a written confirmation thereof complying with clause
(1) above must be delivered to Holder on or prior to the date upon which the payment would otherwise be due and payable in order for such telephonic notice to be sufficient and within five (5) Business Days after such telephonic notice is given. So long as the Senior Debt is not totally accelerated by Senior Debtholder, the Standstill Period shall end on the earlier of (1) the waiver of the Senior Default by Senior Debtholder, (2) the cure of the Senior Default, or
(3) the one hundred-eightieth (180th) calendar day after the commencement of the Standstill Period; if the Senior Debt is totally accelerated, the Standstill Period shall end on the earlier of (1) recission of the acceleration, or (2) payment in full of the Senior Debt. No more than one (1) Standstill Period can be declared in any 360-day period.





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             (vi) DISCONTINUANCE OF PAYMENT BLOCK. Immediately following the expiration of any payment suspension period under Section 10(iv) or any Standstill Period under Section 10(v), all installments of Note which, but for such suspension, would have become due and payable, shall become immediately due and payable. Notwithstanding anything to the contrary contained herein, Borrower may pay and Holder may demand, sue for, or take and retain any payment on the Note before notice of a payment suspension is given to Holder in accordance with
Section 10(iv) and before a Standstill Notice is given to Holder in accordance with Section 10(v).

             (vii) FORBEARANCE BY HOLDER. Until the Senior Debt is paid in full, in cash or cash equivalents, or unless requested by Senior Debtholder, Holder shall not without Senior Debtholder's prior written consent, given in its sole and absolute discretion: (i) assert, collect or enforce the Note or any of the amounts due thereunder, exercise any right of set-off; (ii) exercise its right of possession of any Collateral securing the Note or attach, seize, or realize upon any Collateral securing the Note or enforce any lien against the Collateral; (iii) exercise any right under the California Uniform Commercial Code, including, but not limited to, the right of strict foreclosure, but excluding the right of redemption; or (iv) commence, or cause to commence, prosecute or participate in (other than participate in an action, once commenced, to protect and pursue its rights and remedies as, for example, exercising its rights in a bankruptcy proceeding) any administrative, legal or equitable action against Borrower or any administrative, legal or equitable action that might adversely affect Borrower or its interest, including, but not limited to, the entry of a decree or order for relief in respect of Borrower under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect or the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Borrower or for any substantial part of the Assets; provided, however, that Holder may undertake any of the above actions following the passage of one hundred eighty (180) days after Holder or its agents have given written notice to Senior Debtholder of the intent to take such action.

             (viii) DISPOSITION OF COLLATERAL. Upon any foreclosure upon, or realization or collection in respect of any Collateral whether such action is taken by or on behalf of Senior Debtholder or Holder or otherwise, all Senior Debt shall first by satisfied in full in cash or cash equivalents before Holder shall be entitled to receive or retain any proceeds or assets from such foreclosure, realization or collection.

             (ix) SUBROGATION. Subject to the payment in full of all Senior Debt in cash or cash equivalents, Holder shall be subrogated to the Senior Debtholders' rights (to the extent of the payments or distributions made to the Senior Debtholders pursuant to the provisions of this Section 10 to receive payments and Distributions of Assets applicable to the Senior Debt. No such payments or Distributions of Assets applicable to the Senior Debt shall, as between Borrower and its creditors, other than the Senior Debtholders and Holder, be deemed to be a payment by Borrower to or on account of this Note; and for purposes of such subrogation, no payments or Distributions of Assets to the Senior Debtholders to which Holder would be entitled except for the provisions of this Section 10 shall, as between Borrower and its creditors, other than the Senior Debtholders and Holder, be deemed to be a payment by Borrower to or on account of the Senior Debt.





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

             (x) NO IMPAIRMENT. Nothing contained in this Section 10 shall impair, as between Borrower and Holder, the obligation of Borrower, subject to the terms and conditions of this Section 10, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent Holder, upon an Event of Default, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, subject to the Senior Debtholders' rights under this Section 10.

             (xi) RELIANCE OF SENIOR DEBTHOLDERS. Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each Senior Debtholder, whether such Senior Debtholder's Senior Debt was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such Senior Debtholder shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Debt.

             (xii) NO IMPAIRMENT OF SUBORDINATION. No right of any present or future Senior Debtholder to enforce the subordination provisions of this Section 10 shall at any time in any way be prejudiced or impaired by any act or failure to act on Borrower's part or by any act or failure to act, in good faith, by such Senior Debtholder, or by any noncompliance by Borrower with the terms, provisions and covenants of this Note or the Purchase Agreement, regardless of any knowledge thereof which such Senior Debtholder may have or otherwise be charged with.

             (xiii) AMENDMENT RESTRICTIONS. No amendment of this Note shall directly or indirectly modify the provisions of this Section 10 in any manner which might terminate or impair the subordination of the Note to the Senior Debt; provided, however, that such amendments may be effected with the written consent of the Senior Debtholders.

             (xiv) DISGORGEMENT. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by a Senior Debtholder for any reason (including, without limitation, Borrower's bankruptcy), this Note and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Holder shall immediately pay over to Senior Debtholder all payments received with respect to the Note to the extent that such payments would have been prohibited hereunder.

             (xv) SENIOR DEBTHOLDER ACTIONS. At any time and from time to time, without notice to Holder, Senior Debtholders may take such actions with respect to the Senior Debt as Senior Debtholders, in their sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other party. No such action or inaction shall impair or otherwise affect Senior Debtholders' rights under the subordination provisions of this Note. Holder waives the benefits, if any, of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.






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             (xvi) DEFINITIONS. For purposes of this Section 10, the following terms shall have the following meanings:

                   "Distribution of Assets": any distribution of Borrower's assets of any kind or character, whether in cash, property, or securities, and whether in respect of repayment of indebtedness or otherwise, including, but not limited to, adequate protection payments under the Bankruptcy Code.

                   "Lien": any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge or other encumbrance of any kind.

                   "Permitted Liens": means the following:

                   (a) Any Liens existing on the Closing Date disclosed in the Merger Agreement or arising under this Agreement;

                   (b) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower, and any interest or title of a lessor or licensor under any such lease or license;

                   (c) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were or are acquired by Borrower (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower;

                   (d) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8(vi);

                   (e) Easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not materially interfering with the business of Borrower;

                   (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

                   (g) Liens which constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangements entered into with banks in the ordinary course of business;

                   (h) Liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums;








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                   (i) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; and

                   (j) Liens (i) upon or in any equipment acquired or held by Borrower to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment.

                   "Person": any natural person, sole proprietorship, general partnership, limited partnership, joint venture, trust, unincorporated organization, association, corporation, governmental or public authority, or any other organization, irrespective of whether it is a legal entity.

                   "Senior Debt": the principal of (and premium, if any) and unpaid interest on and other indebtedness under (i) indebtedness of Borrower, whether outstanding on the date hereof or hereafter created, to banks, insurance companies, lease financing institutions, savings and loan associations, credit unions, or holding companies or subsidiaries thereof, which is for money borrowed (or purchase or lease of equipment in the case of lease financing) by Borrower, including any indebtedness incurred after the filing of a petition with respect to Borrower under the Bankruptcy Code (including any interest accruing with respect to any such indebtedness after the filing of any such petition whether or not allowed or allowable as a claim in the bankruptcy proceeding), and (ii) obligations of Borrower as lessee under leases required to be capitalized on the balance sheet of the lessee under GAAP and leases of property or assets made as part of any sale and lease-back transaction to which Borrower is a party, and (iii) any deferrals, renewals or extensions of any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Debt; provided, however, that the aggregate principal amount of the Senior Debt outstanding shall not exceed Six Million Dollars ($6,000,000).

                   "Senior Debtholder": any holder of the Senior Debt.

                   "Senior Default": any event of default or default with respect to any of the Senior Debt.

                   "Senior Payment Default": a default in payment of principal, interest or premium which constitutes a Senior Default.

         11. COSTS OF COLLECTION. In the event of any default hereunder, Borrower shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

         12. HOLDER'S RIGHTS; BORROWER WAIVERS. Holder's acceptance of partial or delinquent payment from Borrower hereunder, or Holder's failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Borrower hereunder, or any right of Holder hereunder, and shall not affect in any way the right to require full performance at any time thereafter. Except as otherwise specifically provided herein, Borrower waives presentment, diligence,





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

demand of payment, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

         13. GOVERNING LAW. The terms of this Note shall be construed in accordance with the laws of the State of California, as applied to contracts entered into by California residents within the State of California, which contracts are to be performed entirely within the State of California.








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


         14. AMENDMENT. Any term of this Note may be amended or waived with the written consent of Borrower and Holder.

                                          BORROWER:

                                          CYBERMEDIA, INC.
                                          a Delaware Corporation


                                          By:    /s/ Kanwal Rekhi
                                                 -----------------------------
                                          Name:  Kanwal Rekhi
                                          Title: Chief Executive Officer and
                                                 Chairman of the Board





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